Exhibit 99.1

Silo Pharma Submits Pre-Investigational New Drug Application to FDA for SPC-15 as a Treatment for PTSD and Anxiety

Clinical roadmap unveiled for novel and proprietary intranasal PTSD treatment

SARASOTA, FL, June 4, 2024 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“Silo” or the “Company”), a developmental stage biopharmaceutical company focused on developing novel formulations and drug delivery systems for traditional therapeutics and psychedelic treatments, today announced its submission of a pre-Investigational New Drug (pre-IND) briefing package and meeting request to the U.S. Food and Drug Administration (FDA) for SPC-15, Silo’s intranasal prophylactic treatment for post-traumatic stress disorder (PTSD) and stress-induced anxiety disorder.

Pre-clinical data indicate that SPC-15 has additive benefits for combating stress-induced pathophysiology, both at the behavioral and neural levels. The Company recently announced positive results, including effective and consistent exposure from intranasal administration of SPC-15, from a non-GLP (good laboratory practice) small animal dose-ranging study completed in February 2024. In accordance with a sponsored research agreement with Columbia University, Silo will be granted an exclusive license to further develop, manufacture, and commercialize SPC-15 worldwide. The Company expects to finalize and enter into the exclusive license agreement in the first half of 2024.

Silo CEO Eric Weisblum commented, “We believe our preclinical work on SPC-15, supported by published preclinical data, provides a strong foundation for our development strategies and initial clinical trial design. We anticipate that our pre-IND submission will lead to valuable guidance from the FDA as we prepare for the first-in-human clinical trial of SPC-15 in PTSD.”

Next steps for Silo’s SPC-15 program include a progressive intellectual and neurological deterioration (PIND) study followed by a GLP study, both slated to commence in the second half of 2024. Both studies are required steps before submission of an Investigational New Drug (IND) application to the FDA.

Only two drugs are currently approved by the FDA for treating PTSD, both of which primarily target the depressive effects of the condition. In contrast, SPC-15’s differentiated method of action is designed to increase stress resilience in high-risk populations.

About SPC-15

SPC-15 is a novel serotonin 4 (5-HT4) receptor agonist that utilizes biomarkers for the treatment of PTSD, anxiety, and other stress-induced affective disorders. SPC-15 is being developed as an intranasal medication. If clinically successful, SPC-15 could qualify for the FDA’s streamlined 505(b)(2) regulatory pathway for drug approval. Silo Pharma is conducting preclinical studies of SPC-15 in collaboration with Columbia University under a sponsored research agreement and option.

About Silo Pharma

Silo Pharma Inc. (Nasdaq: SILO) is a developmental stage biopharmaceutical company developing novel therapeutics that address underserved conditions including stress-induced psychiatric disorders, chronic pain conditions, and central nervous system (CNS) diseases. Silo focuses on developing traditional therapies and psychedelic treatments in novel formulations and drug delivery systems. The Company’s lead program, SPC-15, is an intranasal treatment targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting multiple sclerosis (MS). Silo’s research and development programs are conducted through collaborations with Columbia University and the University of Maryland, Baltimore. For more information, visit www.silopharma.com and connect on social media at LinkedIn, X, and Facebook.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

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